                                                                    EXHIBIT 3.6


FILE NUMBER  5579-707-2




                               STATE OF ILLINOIS
                                   OFFICE OF
                             THE SECRETARY OF STATE

WHEREAS, ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF DONLAR CORPORATION INCORPORATED UNDER THE LAWS OF THE STATE OF ILLINOIS HAVE BEEN FILED IN THE OFFICE OF THE SECRETARY OF STATE AS PROVIDED BY THE BUSINESS CORPORATION ACT OF ILLINOIS, IN FORCE JULY 1, A.D. 1984.


NOW THEREFORE, I, GEORGE H. RYAN, SECRETARY OF STATE OF THE STATE OF ILLINOIS, BY VIRTUE OF THE POWERS VESTED IN ME BY LAW, DO HEREBY ISSUE THIS CERTIFICATE AND ATTACH HERETO A COPY OF THE APPLICATION OF THE AFORESAID CORPORATION.

IN TESTIMONY WHEREOF, I HERETO SET MY HAND AND CAUSE TO BE AFFIXED THE GREAT
               SEAL OF THE STATE OF ILLINOIS, AT THE CITY OF SPRINGFIELD, THIS
               23RD DAY OF AUGUST A.D. 1996 AND OF THE INDEPENDENCE OF THE
[SEAL]         UNITED STATES THE TWO HUNDRED AND 21ST.


                                  /s/ GEORGE H. RYAN
                                  SECRETARY OF STATE

                             ARTICLES OF AMENDMENT

                                     FILED
                                  AUG 23 1996
                                 GEORGE H. RYAN
                               SECRETARY OF STATE


Form BCA-10.30                                           File # 5579-707-2
(Rev. Jan. 1995)
                                                         SUBMIT IN DUPLICATE
George H. Ryan
Secretary of State                                       THIS SPACE FOR USE BY
Department of Business Services                          SECRETARY OF STATE
Springfield, IL 62756
Telephone (217) 782-1932                                 Date 8-23-96
                                                         Franchise Tax  $
Remit payment in check or money                          Filing Fee     $25.00
order, payable to "Secretary of State."                  Penalty        $

The filing fee for articles of                           Approved: MR
amendment - $25.00

1.  CORPORATE NAME: Donlar Corporation
                    -----------------------------------------------------------
                                                                   (Note 1)

2.  MANNER OF ADOPTION OF AMENDMENT:
        The following amendment of the Articles of Incorporation was adopted on August 22, 1996 in the manner indicated below. ("X" one box only)

    [ ] By a majority of the incorporators, provided no directors were named in the articles of incorporation and no directors have been elected;
                                                                  (Note 2)

    [ ] By a majority of the board of directors, in accordance with Section 10.10, the corporation having issued no shares as of the time of adoption of this amendment;
                                                                  (Note 2)

    [ ] By a majority of the board of directors, in accordance with Section 10.15, shares having been issued but shareholder action not being required for the adoption of the amendment;
                                                                  (Note 3)

    [ ] By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. At a meeting of shareholders, not less than the minimum number of votes required by statute and by the articles of incorporation were voted in favor of the amendment;
                                                                  (Note 4)

    [X] By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by shareholders having not less than the minimum number of votes required by statute and by the articles of incorporation. Shareholders who have not consented in writing have been given notice in accordance with
         Section 7.10;
                                                                  (Notes 4 & 5)

    [ ] By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by all the shareholders entitled to vote on this amendment.
                                                                  (Note 5)

3.  TEXT OF AMENDMENT:

    a. When amendment effects a name change, insert the new corporate name below. Use Page 2 for all other amendments.
        Article I: The name of the corporation is:

                                                                EXPEDITED
--------------------------------------------------------------------------------
                                   (NEW NAME)                   AUG 23 1996

                                                             SECRETARY OF STATE

                 All changes other than name, include on page 2
                                     (over)

4. The manner, if not set forth in Article 3b, in which any exchange, reclassification or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, provided for or effected by this amendment, is as follows:
    (If not applicable, insert "No change")

                NO CHANGE

5. (a) The manner, if not set forth in Article 3b, in which said amendment effects a change in the amount of paid-in capital (Paid-in capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts) is as follows: (If not applicable, insert "No change")

                NO CHANGE

    (b) The amount of paid-in capital (Paid-in Capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts) as changed by this amendment is as follows: (If not applicable, insert "No change")

                NO CHANGE

                                         Before Amendment      After Amendment

                     Paid-in Capital     $_______________      $______________

   (COMPLETE EITHER ITEM 6 OR 7 BELOW. ALL SIGNATURES MUST BE IN BLACK INK.)

6. The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.


    Dated                 August 22, 1996                                                DONLAR CORPORATION
          -----------------------------------------------------          ------------------------------------------------
                                                                         (Exact Name of Corporation at date of execution)

    attested by             Bernardo N. Rico                             by               Bernardo N. Rico
                -----------------------------------------------          ------------------------------------------------
                (Signature of Secretary or Assistant Secretary)                (Signature of President or Vice President)


                         Bernardo N. Rico, Secretary                         Bernardo N. Rico, Executive Vice President
                -----------------------------------------------          ------------------------------------------------
                        (Type or Print Name and Title)                             (Type or Print Name and Title)

7. If amendment is authorized pursuant to Section 10.10 by the incorporators, the incorporators must sign below, and type or print name and title.

                                       OR

    If amendment is authorized by the directors pursuant to Section 10.10 and there are no officers, then a majority of the directors or such directors as may be designated by the board, must sign below, and type or print name and title.

    The undersigned affirms, under the penalties of perjury, that the facts stated herein are true.


Dated                                      , 19
      -------------------------------------    _____

----------------------------------------------------       ----------------------------------------------------

----------------------------------------------------       ----------------------------------------------------

----------------------------------------------------       ----------------------------------------------------

----------------------------------------------------       ----------------------------------------------------

                      EXHIBIT "A" TO ARTICLES OF AMENDMENT

                                       OF

                               DONLAR CORPORATION


     RESOLVED, that ARTICLE FOUR of the Articles of Incorporation of DONLAR CORPORATION are hereby amended to read as follows:

                                  ARTICLE FOUR

     The authorized shares shall be:

                                    Par Value           Number of
Class                               Per Share       Shares Authorized
-----                               ---------       -----------------

Common Stock                          No par            60,000,000
Preferred Stock
  Series A Preferred Stock            No par            38,000,000
  Series B Preferred Stock            No par             6,000,000
  Series C Preferred Stock            No par             6,000,000

     The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as follows:

I.   Series A Preferred and Common Stock

     1A. Dividends Provisions. When and as declared by the Corporation's board of directors, the holders of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation), dividends when and in the amounts as declared by the Board of Directors, payable in preference to any payment of any dividend on Common Stock. The right of the holders of Series A Preferred Stock to receive dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. In the event that the Corporation declares or pays any dividends upon the Common Stock, (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends with respect to each share of Common Stock which is issuable upon conversion of the Series A Preferred Stock as of the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

        1B.  Liquidation Preference.

             (a) Preferred Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $2.25 for each outstanding share of Series A Preferred Stock, plus an amount equal to any declared but unpaid dividends on such share (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock and the holders of Series B Preferred Stock pursuant to
Section 2B shall be insufficient to permit the payment to such holders of the full Premium, then, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock and the holders of Series B Preferred Stock in proportion to the aggregate Premium allocated to each such holder.

        In addition to and after payment in full of all other amounts payable to the holders of the Series A Preferred Stock under this Section 1B, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Series A Preferred Stock shall be entitled to participate with the holders of Common Stock as a single class in all distributions of assets of the Corporation with respect to the Common Stock, with the holders of Series A Preferred Stock and the holders of Common Stock participating pro rata according to their holdings of Common Stock (with each holder of Series A Preferred Stock being deemed for such purposes as holding the number of shares of Common Stock issuable upon conversion thereof prior to any distribution to such holders under this Section 1B or otherwise).

             (b) Mergers. A merger, reorganization, or sale of all or substantially all of the assets of this Corporation, or sale or other transfer, or series of related sales or other transfers, of capital stock of this Corporation, in which the shareholders of this Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 1B. Any securities to be delivered to the holders of Series A Preferred Stock and Common Stock upon merger, reorganization or sale:

                  (i) if such securities are traded on a securities exchange, shall be deemed to have a value equal to the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                        (ii)  if such securities are actively traded
over-the-counter, shall be deemed to have a value equal to the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                        (iii) if there is no active public market for such securities, shall be deemed to have a value equal to the fair market value thereof as determined in good faith by two-thirds (2/3) of the members of the board of directors of the Corporation provided, that the board of directors shall promptly notify each of the Corporation's shareholders in writing of any such determination and if the holders of 30% or more of any class of the Corporation's capital stock object thereto, such value shall be determined by an independent appraiser experienced in valuing such type of consideration and of recognized national standing jointly selected by the Corporation and the holders of capital stock who have objected to such determination by the board of directors. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

        1C. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible into shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for the Series A Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock shall be $2.25. The per share Conversion Value of the Series A Preferred Stock shall be $2.25. The initial Conversion Price of series A Preferred Stock shall be subject to adjustment form time to time as provided below. The number of shares of Common Stock into which a share of Series A Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of the Series A Preferred Stock.

                (b) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall be automatically converted into shares of Common Stock at its then effective Conversion Rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a per share price (prior to underwriter commissions and discounts) of not less than $7.50 (appropriately adjusted for any combinations, consolidations or stock dividend, stock split or other recapitalization) and an aggregate offering price to the public of not less than $25,000,000.

                (c)     Mechanics of Conversion.  Before any Holder of Series
A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to subsection (b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to subsection (b) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in subsection (b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (d) Fractional Shares. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of Series A Preferred Stock as determined by the board of directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                (e) Adjustment of Conversion Price. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) If the Corporation shall issue any Common Stock other than "Excluded Stock," as defined below, for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by subsections
(e)(iv), (v), (vi) and (vii) of this Section 1C), the Conversion Price in effect after each such issuance shall thereafter (except as provided in this subsection (e)) be adjusted to a price equal to the quotient obtained by dividing:

                                (A)     an amount equal to the sum of

                                        (x)     the total number of shares of
Common Stock outstanding (including any shares of Common Stock issuable upon conversion of all Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

                        (y) the consideration received by the Corporation upon such issuance, by

                (B) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of all Preferred Stock or deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such issuance).

        (ii) For purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                        (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                        (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of the Corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the Corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the Corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                        (3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                (a)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided on such options or rights for the Common Stock covered thereby;

                                (b)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                        (c)     on any change in the number of
shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment been originally made based upon such changed number upon the issuance of (x) such options, rights or securities (to the extent not exercised, converted or exchanged prior to such changes) or (y) the options or rights related to such securities (to the extent not converted or exchanged prior to such change); and

                                        (d)     on the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be, readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such expired options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities prior to their expiration dates, as the case may be.

                        (iii)  "Excluded Stock" shall mean:

                                (A)     all shares of Common Stock issued and
outstanding on the date these Articles of Amendment are filed with the Illinois Secretary of State;

                                (B)     all shares of Preferred Stock issued
and outstanding on the date these Articles of Amendment are filed with the Illinois Secretary of State, and all shares of Common Stock into which such Preferred Stock is convertible;

                                (C)     all shares of Common Stock or Preferred
Stock issued or issuable upon conversion of any convertible promissory notes, or upon exercise of any warrant, issued by the Corporation on or prior to August 26, 1996;

                        (D) all securities issued or issuable to officers, directors or employees of the Corporation, or consultants, suppliers, lessors or lenders to the Corporation, pursuant to any stock option plan or arrangement approved by the board of directors of the Corporation;

                        (E)  all shares of Common Stock issued or issuable upon
(i) exercise of the Warrant as defined in the Securities Purchase Agreement, dated as of August 26, 1996 among Willis Stein & Partners, L.P., Star Polymers, L.L.C., Robert G. Martin and the Corporation (the "Purchase Agreement") or (ii) conversion of the Series A Preferred Stock issued or issuable upon exercise of the Note (as defined in the Purchase Agreement).

                        All outstanding shares of Excluded Stock (including any shares issuable upon conversion of all Preferred Stock but excluding shares reserved for issuance for option plans for which options have not yet been granted) shall be deemed to be outstanding for all purposes of the computations of Section 1C(e)(i).

                (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                (v) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                (vi) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of this capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Series A Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which the Series A Preferred Stock is convertible.

                (vii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation, the shares of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Series A Preferred Stock into Common Stock. The provisions of this clause (vii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                        (viii) All calculations under this Section 1C shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                        (ix) For the purpose of any computation pursuant to this subsection (e) of this Section 1C, the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause
(ix) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the Corporation.

                        (x) Notwithstanding the foregoing, the provisions of this subsection (e) shall not apply to the distribution by the Corporation of shares of common stock or any other equity securities of Agricultural Technologies, Inc.

        (f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

        (g) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 1C and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Except as provided herein, this provision shall not restrict the Corporation's right to amend this Statement of Designation with the requisite corporate approval.

              (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 1C, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversions of such holder's shares of Series A Preferred Stock.

              (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least ten
(10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

              (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

              (k)  Notices.  Any notice required by the provisions of this
Section 1C to be given to the holder of shares of Series A Preferred Stock shall be deemed delivered when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

              (l) Reissuance of Converted Shares. No shares of Series A Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.


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
        1D.     Voting Rights.  The holder of each share of Series A Preferred
Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. The holder of each share of Series A Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted on the record date for the vote or consent of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series A Preferred Stock held by each holder) shall be disregarded.

        1E.     Residual Rights.  All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

II.     Series B Preferred

        2A.     Dividend Provisions.  The holders of Series B Preferred Stock shall not be entitled to receive dividends.

        2B.     Liquidation Preference.

                (a) Preferred Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $2.111 for each outstanding share of Series B Preferred Stock (such amounts being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Premium, then, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock and the holders of Series B Preferred Stock in proportion to the aggregate Premium allocated to each such holder.

                (b) Mergers. A merger, reorganization, or sale of all or substantially all of the assets of this Corporation, or sale or other transfer, or series of related sales or other transfers, of capital stock of this Corporation, in which the shareholders of this Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2B. Any securities to be delivered to the holders of Series B Preferred Stock upon merger, reorganization or sale:

                (i) if such securities are traded on a securities exchange, shall be deemed to have a value equal to the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                (ii) if such securities are actively traded over-the-counter shall be deemed to have a value equal to the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                (iii) if there is no active public market for such securities, shall be deemed to have a value equal to the fair market value thereof as determined in good faith by two-thirds (2/3) of the members of the board of directors of the Corporation provided, that the board of directors shall promptly notify each of the Corporation's shareholders in writing of any such determination and if the holders of 30% or more of any class of the Corporation's capital stock object thereto, such value shall be determined by an independent appraiser experienced in valuing such type of consideration and of recognized national standing jointly selected by the Corporation and the holders of capital stock who have objected to such determination by the board of directors. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

        2C. Conversion. The holders of the Series B Preferred Stock shall not have any conversion rights. Any holder who holds both Series A and Series B Preferred Stock shall, upon converting its Series A Preferred Stock, surrender to the Corporation a number of shares of Series B Preferred Stock equal to the number of Series A Preferred Stock so converted. No shares of Series B Preferred Stock which have been surrendered to the Corporation in connection with any such conversion shall ever again be reissued.

        2D. Voting Rights. Except as required by law, the holders of the Series B Preferred Stock shall not have the right to vote on the election of directors or upon any matter submitted to a vote of the shareholders; provided, however, such holders shall be entitled to notice of any meetings of the shareholders in accordance with the bylaws of the Corporation and approve any amendments to this Section II.

III.  Series C Preferred

        3A. Dividend Provisions. The holders of Series C Preferred Stock shall not be entitled to receive dividends.

        3B. Liquidation Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $.000167 for each outstanding share of Series C Preferred. A merger, reorganization, or sale of all or substantially all of the assets of this Corporation, or sale or other transfer, or series of related sales or other transfers, of capital stock of this Corporation, in


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
which the shareholders of this Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3B.

        3C. Conversion. The holders of the Series C Preferred Stock shall not have any conversion rights. Any holder who holds both a convertible subordinated promissory note (the "Note") issued pursuant to the Purchase Agreement and Series C Preferred Stock shall, upon converting its Note, surrender to the Corporation a number of shares of Series C Preferred Stock equal to the number of Series A Preferred Stock issued upon conversion of the Notes. No shares of Series C Preferred Stock which have been surrendered to the Corporation in connection with any such conversion shall ever again be reissued.

        3D. Voting Rights. The holder of each share of Series C Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. The holder of each share of Series C Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock issuable upon conversion of the Notes on the record date for the vote or consent of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series C Preferred Stock held by each holder) shall be disregarded. The holders of Series C Preferred Stock shall have the right to elect two (2) directors to the Board, so long as such holders of Series C Preferred Stock hold less than 30% but more than 10% of the fully diluted equity of the Corporation outstanding on August 26, 1996 and shall have the right to elect three (3) directors to the Board so long as such holders hold more than 30% of the fully diluted equity of the Corporation outstanding on August 26, 1996.

IV. Amendment. No amendment, modification or waiver shall be directly or indirectly binding or effective with respect to any provision of Article Four or Article Eight of the Articles of Incorporation, whether by merger or consolidation of the Corporation with another corporation or entity or otherwise, without the prior written consent (which shall be exercised in good faith) of (a) 66 2/3 of the shareholders of the Corporation entitled to vote on such matters, (b) a majority of the aggregate number of shares of Series A Preferred then outstanding pursuant to a conversion(s) of the Convertible Subordinated Promissory Notes (the "Notes") issued pursuant to the Securities Purchase Agreement among the Corporation, Willis Stein & Partners, L.P., RGM/BVM Limited Partnership and Star Polymers, L.L.C. dated as of August 26, 1996, and (c) the holders of a majority in principal amount of the Notes.

        RESOLVED, that ARTICLE NINE is hereby added in its entirety to the Articles of Incorporation of DONLAR CORPORATION:

                                  ARTICLE NINE

        I. The Corporation shall not, without the approval of at least two-thirds (2/3) of the members of Corporation's board of directors:

                (a) make any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) which are, in any fiscal year in excess of 125% of the aggregate amount budgeted for such year as reflected in annual budgets or revisions thereto approved by the Board;

                (b) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's executive officers, directors or shareholders or Affiliates (as defined below) or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by the Securities Purchase Agreement, dated as of August 26, 1996, between the Corporation, Willis Stein & Partners, L.P., Star Polymers, L.L.C. and Robert G. Martin (as amended, the "Purchase Agreement") or as otherwise already in effect prior to the date of the Purchase Agreement and as disclosed on the Affiliated Transactions Schedule to the Purchase Agreement;

                (c) directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities, except for dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock except that dividends and distributions may be declared and paid in any fiscal year; provided, that, the aggregate amount paid out in any fiscal year does not exceed (i) the lesser of $500,000 or the net income of the Corporation determined in accordance with GAAP for the immediately preceding calendar year minus (ii) the aggregate amount paid by the Corporation in the same fiscal year pursuant to paragraph (d); and

                (d) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except repurchases of stock from employees at purchase prices not in excess of fair market value, as approved by the Board; provided, that, the aggregate price paid in any calendar year will not exceed (i) the lesser of $500,000 or the net income of the Company determined in accordance with GAAP for the immediately preceding calendar year minus (ii) the aggregate amount paid by the Company in the same fiscal year pursuant to paragraph (c).

        II.  The following definitions shall apply to this Article Nine:

                "Affiliates" of any particular Person means any Person which controls, is controlled by or is under common control with another Person and Persons which are partners of, or have received distributions of securities from a partnership holding such securities and for all purposes hereof, each of the Investors (as defined in the Purchase Agreement) shall be deemed to be an Affiliate of the others, and the Affiliate of each Investor shall be deemed to be Affiliate of such other Affiliates.

                "GAAP" means generally accepted accounting principles consistently applied.

                "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

        III. No amendment, modification or waiver shall be directly or indirectly binding or effective with respect to any provision of Article Four or Article Eight of the Articles of Incorporation, whether by merger or consolidation of the Corporation with another corporation or entity or otherwise, without the prior written consent (which shall be exercised in good faith) of (a) 66 2/3 of the shareholders of the Corporation entitled to vote on such matters, (b) a majority of the aggregate number of shares of Series A Preferred then outstanding pursuant to a conversion(s) of the Convertible Subordinated Promissory Notes (the "Notes") issued pursuant to the Securities Purchase Agreement among the Corporation, Willis Stein & Partners, L.P., RGM/BVM Limited Partnership and Star Polymers, L.L.C. dated as of August 26, 1996, and (c) the holders of a majority in principal amount of the Notes.


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